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                                                                  EXHIBIT 99 (C)



January 20, 2000



MANAGEMENT'S REPORT ON INTERNAL CONTROL RELATED TO SERVICING PROCEDURES

The management of Greenwood Trust Company (the "Company") is responsible for establishing and maintaining effective internal control over financial reporting of the Company in effect at November 30, 1999, insofar as it relates to the servicing procedures provided by the Company under the relevant sections of the Pooling and Servicing Agreement for Discover Card Trust 1993 B, dated as February 1, 1993, between the Company and Wilmington Trust Company, as amended. The internal control contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

There are inherent limitations in the effectiveness of any internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to financial reporting. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

Management has assessed the Company's internal control over financial reporting insofar as it relates to the servicing procedures provided by the Company under the relevant sections of the Pooling and Servicing Agreement as of November 30, 1999. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on management's assessment, the Company maintained effective internal control over financial reporting insofar as it relates to the servicing procedures provided by the Company under the relevant sections of the Pooling and Servicing Agreement as of November 30, 1999.


Signed,



/s/ J. Nathan Hill
---------------------------------------------------------------
J. Nathan Hill
President




/s/ John J. Coane
---------------------------------------------------------------
John J. Coane
Vice President, Chief Accounting Officer & Treasurer